UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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ORRSTOWN FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

March 27, 2009

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, May 5, 2009, at 9:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect three directors to Class C for three year terms expiring in 2012; and

2.	Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed Proxy Statement.

This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being sent to shareholders of record at the close of business on March 13, 2009.

/s/ Denver L. Tuckey
Denver L. Tuckey
Secretary

i

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held Tuesday, May 5, 2009, beginning at 9:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 27, 2009.

Who is entitled to vote?

Shareholders owning Company common stock on March 13, 2009 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2009 there were 6,385,666 shares of Common Stock outstanding.

On what am I voting?

You will be asked to elect 3 directors to Class C for three year terms expiring in 2012. The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Board of Directors.

How does the Board of Directors recommend I vote in the election?

The Board of Directors recommends a vote FOR the election of each of the three nominees as directors to Class C named in this proxy statement.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the three persons nominated for election as directors to Class C named in this proxy statement.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The three nominees for election as directors to Class C receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 27, 2009. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.

Important Notice Regarding Availability of Proxy Materials for the Shareholders Meeting to be held on May 5, 2009.

The Notice of Annual Meeting, this Proxy Statement and the Company’s Annual Report on Form 10-K are available at:

www.orrstown.com

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s Common Stock on March 1, 2008, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Orrstown Bank 77 East King Street Shippensburg, PA 17257	803,897	(1)	12.45%

(1)

Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 522,362 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 70,245 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote the remaining 211,290 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the 2008 Summary Compensation Table appearing on page 19, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2009, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(2)
Barbara E. Brobst	1,825		21,257
Anthony F. Ceddia	4,021		4,478
Jeffrey W. Coy	34,966	(3)	5,074
Jeffrey W. Embly	5,204	(4)	31,946

Name	Common Stock(1)		Exercisable Stock Options(1)(2)
Bradley S. Everly	6,709	(5)	31,534
Philip E. Fague	8,634		34,865
Andrea Pugh	19,469		5,074
Gregory Rosenberry	39,966	(6)	5,074
Kenneth R. Shoemaker	21,899		52,544
Glenn W. Snoke	10,755	(7)	5,074
Denver L. Tuckey	10,162		2,717
John S. Ward	2,860		5,074
Peter C. Zimmerman	3,033		3,000
Joel R. Zullinger	29,012	(8)	5,074
Directors, nominees and executive officers as a group (18 persons including those named above)	457,606

(1)	On March 1, 2009, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock, except Mr. Shoemaker who may be deemed to beneficially own 1.2% of the outstanding shares. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 6.9% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2)	The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 1, 2009 through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 5,811 shares held by Mr. Coy’s spouse in her IRA.
(4)	Includes 159 shares Mr. Embly holds jointly with his daughter.
(5)	Includes 727 shares pledged to secure a line of credit loan obtained by Mr. Everly from a non-correspondent bank.
(6)	Includes 28,085 shares held by family limited partnership with respect to which Mr. Rosenberry is the President and general partner.
(7)	Includes 138 shares held by Mr. Snoke’s spouse as custodian for her son.
(8)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based on our records, we believe that during 2008 our directors and executive officers complied with all SEC filing requirements applicable to them.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class C to serve until the annual meeting of shareholders in 2012 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class C:

Anthony F. Ceddia

Andrea Pugh

Kenneth R. Shoemaker

All of the nominees are presently serving as directors of the Company and of Orrstown Bank.

Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all three nominees as directors to Class C.

Nomination of Directors

In connection with this Annual Meeting and previous annual meetings, the Executive Committee of Orrstown Bank’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. The candidates recommended by the Executive Committee were then submitted to the Board of Directors for approval as nominees. In making its recommendations, the Executive Committee has determined the appropriate qualifications, skills and characteristics desirable for the Board of Directors in the context of the strategic direction of the Company and the Bank. Although there have been no stated minimum criteria for nominees, the Executive Committee has considered a variety of factors including a candidate’s integrity, independence, qualifications, skills, experience, including experience in finance and banking, compatibility with other members of the Board of Directors, and such other factors as it has deemed to be in the best interest of the Company, its bank subsidiaries and its shareholders, which factors may change from time to time. The Executive Committee has considered candidates recommended to it by shareholders, other directors and other sources within the community, and the Bank’s regional advisory boards.

The Board of Directors adopted a Nominating & Governance Committee Charter in February, 2009. A copy of the Charter is posted on the Company’s website at www.orrstown.com. It is anticipated that the Board will appoint members to the Nominating & Governance Committee at the Board’s annual reorganization meeting following the Annual Meeting. In the future, the Nominating & Governance Committee will be responsible for identifying and making recommendations to the Board regarding candidates for nomination for election to the Board of Directors.

In addition to recommending potential candidates to the Executive Committee and, in the future, the Nominating & Governance Committee, shareholders may nominate candidates for election to the Board of Directors of the Company in accordance with procedures set forth in the Company’s By-laws. Shareholder nominations must be submitted not less than 30 days and not more than 50 days before the Annual Meeting of shareholders is scheduled to be held, and include a statement setting forth the background, education and business experiences of the nominee.

Biographical Summaries of Nominees and Directors

Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B is set forth below.

CLASS A DIRECTORS – TERM EXPIRES 2011

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since

Jeffrey W. Coy(2)	57	Commissioner, Pennsylvania Gaming Control Board, 2005-present; former State Representative – 89th District 1983-2004; Vice Chairman of the Company and Orrstown Bank	1984	(1)

John S. Ward(3)(4)	71	President, Modern Transit Partnership, a non-profit organization created to support bringing commuter rail to Central Pennsylvania, 2003 to present; retired Chief Clerk, Cumberland County, Pennsylvania	1999

Joel R. Zullinger(2)	60	Attorney-at-Law; Chairman of the Board of the Company and Orrstown Bank	1981	(1)

CLASS B DIRECTORS – TERM EXPIRES 2010

Name	Age	Principal Occupation for last 5 years and position with the Company	Director Since

Gregory A. Rosenberry(4)	54	President and General Partner, Rosenberry Family Limited Partnership, a timber harvesting and wholesale business	1997

Glenn W. Snoke	60	President, Snokes Excavating & Paving, Inc.	1999

Denver L. Tuckey(2),(3)	75	Retired businessman; Secretary of the Company and Orrstown Bank	1995

Peter C. Zimmerman	62	Executive Vice President of the Company and Executive Vice President and Senior Operations Officer of Orrstown Bank; former President and Chief Executive Officer of The First National Bank of Newport, 2001- 2007	2006

CLASS C DIRECTOR NOMINEES – TERM EXPIRES 2009

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since

Anthony F. Ceddia	65	Leadership and Management Consultant; Visiting Professor and President Emeritus, Shippensburg University; former President, Shippensburg University 1981-2005	1996

Andrea Pugh(3)	56	President & Sole Member, PharmCare Consultants LLC, a pharmacy consulting business	1996

Kenneth R. Shoemaker(2)	62	President and Chief Executive Officer of the Company and Orrstown Bank	1986	(1)

(1)	Includes service as director of Orrstown Bank during period prior to 1988, when Orrstown Bank became a wholly-owned subsidiary of the Company.

(2)	Member of the Executive Committee of Orrstown Bank.

(3)	Member of the Audit Committee.

(4)	Mr. Rosenberry and Mr. Ward’s spouse are first cousins.

Director Independence

The Board of Directors of the Company has adopted the definition of an “independent director” as set forth in Rule 4200(a)(15) of the NASDAQ Stock Market and determined that each Director, other than Messrs. Shoemaker and Zimmerman, is an “independent director” under such definition. In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company or its subsidiary bank enters into in the ordinary course of business.

Shareholder Communications with the Board of Directors

The Company does not have a formal process by which shareholders may send communications to the Board of Directors. As a matter of practice, shareholder communications received by the Company are included under the topic “Correspondence” with the Board meeting materials routinely furnished by management to Directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, in his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Committees and Meeting Attendance

During 2008 the Board of Directors of the Company met 14 times and the Board of Directors of Orrstown Bank met 13 times. The Board of Directors of the Company has an Executive Committee that did not hold any meetings in 2008, and an Audit Committee. The Board of Directors of Orrstown Bank has an Executive Committee. During 2008 all of the Directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. All of the Company’s Directors attended the Annual Meeting of Shareholders in 2008.

Executive Committee. The Executive Committee of the Orrstown Bank Board of Directors acts on matters between regular meetings of the Bank’s Board of Directors. The Orrstown Bank Executive Committee also makes recommendations regarding compensation to the Bank’s Board of Directors for officers holding the title of Vice President and above and, as described above under the heading “Nomination of Directors,” has reviewed the qualifications of and made recommendations to the Boards of Directors of the Bank and the Company regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met 12 times during 2008. The members of the Executive Committee are Jeffrey W. Coy, Chairman, Kenneth R. Shoemaker, Denver L. Tuckey and Joel R. Zullinger. The same individuals also constitute the Executive Committee of the Board of Directors of the Company. Although they hold offices of the Company and Orrstown Bank, the Board of Directors has determined that Messrs. Coy, Tuckey and Zullinger are independent as defined in Rule 4200(a)(15) of the NASDAQ Stock Market because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or its bank subsidiary. As President and Chief Executive Officer of the Company and Orrstown Bank, Mr. Shoemaker is not independent.

Nominating & Governance Committee. The Board of Directors adopted a Nominating & Governance Committee Charter in February, 2009. A copy of the Charter is posted on the Company’s website at www.orrstown.com. It is anticipated that the Board will appoint members to the Nominating & Governance Committee at the Board’s annual reorganization meeting following the Annual Meeting.

The Nominating & Governance Committee will exercise general oversight with respect to the governance of the Board of Directors. It will review the qualifications of and recommend to the Board of Directors proposed nominees for election to the Board. It also will be responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. The Nominating & Governance Committee will review, at least annually, its Charter and recommend proposed changes for Board approval. All members of the Nominating & Governance Committee are to be independent as defined in Rule 4200(a)(15) of the NASDAQ Stock Market.

Audit Committee. The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee adopted a new Charter on March 9, 2009. A copy of the Charter is posted on the Company’s website at www.orrstown.com.

The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be independent as defined in NASDAQ Stock Market Rule 4200(a)(15) and SEC Rule 10A-3(b)(i); have not participated in the preparation of the Company’s financial statements at any time during the past three years; and be able to read and understand fundamental financial statements; including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee is to have had past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.

The members of the Audit Committee are Andrea Pugh, Chair, Denver L. Tuckey and John S. Ward, each of whom the Board of Directors has determined to be independent.

In addition, the Board of Directors has determined that Mr. Ward has the requisite financial sophistication required by the Audit Committee Charter as a result of his experience as Chief Clerk of Cumberland County, Pennsylvania, from which he is retired, and as President of Modern Transit Partnership. In these positions Mr. Ward has had ultimate responsibility for overseeing and assessing the performance of the County and the Partnership in the preparation of their respective financial statements which, together with his eight year tenure as a member of the Audit Committee, has provided him with an understanding of and familiarity with generally accepted accounting principles and internal controls over financial reporting.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 4 times during 2008.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2008. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standard Boards Standard No.1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and, has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Audit Committee:

Andrea Pugh, Chair

Denver L. Tuckey

John S. Ward

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2008. All compensation was paid by Orrstown Bank.

The Executive Committee of Orrstown Bank’s Board of Directors functions as its compensation committee. The Executive Committee does not have a charter.

In 2008 the Executive Committee was composed of three non-employee Directors of the Bank, Jeffrey W. Coy, Chair; Denver L. Tuckey and Joel R. Zullinger; and Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and Orrstown Bank. With respect to other executive officers, the Executive Committee considers the recommendations of Mr. Shoemaker before making final recommendations to the Bank’s Board of Directors.

Mr. Shoemaker does not participate in the Executive Committee’s evaluation of his performance for purposes of his compensation. Mr. Shoemaker’s compensation for 2008 was established based upon the same factors and policies used to establish compensation for executive officers generally.

There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Executive Committee.

Transactions with Management

During 2008 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing, including extensions of credit, between the Company or the Bank and a Director of the Company or the Bank, or with any entity controlled by such a Director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business is required to be reviewed and approved by a majority of the disinterested Directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on the terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Extensions of credit by the Bank to a Director of the Company or of the Bank, or to a related interest of such a Director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested Directors if the aggregate amount of all extensions of credit to such Director and the related interests of the Director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors

The following table sets forth compensation received by Directors of the Company in 2008.

2008 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Anthony F. Ceddia(4)	36,400	—	2,922	—	14,600	12,000	65,922
Jeffrey W. Coy	51,500	—	2,922	—	14,490	—	68,912
Andrea Pugh	38,200	—	2,922	—	14,490	—	55,612
Gregory A. Rosenberry	37,000	—	2,922	—	15,210	—	55,132
Glenn W. Snoke	45,100	—	2,922	—	16,590	—	64,612
Denver L. Tuckey	53,300	—	2,922	—	6,570	—	62,792
John S. Ward	38,000	—	2,922	—	6,070	—	46,992
Peter C. Zimmerman	6,000	—	—	—	—	—	6,000
Joel R. Zullinger(5)	50,200	—	2,922	—	21,653	—	74,775

(1)	Compensation paid to Mr. Shoemaker in 2008 in his capacities as a Director of the Company and Orrstown Bank is reported in the 2008 Summary Compensation Table and the 2008 All Other Compensation Table, below.

(2)	For each Director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2008 was: Mr. Ceddia – 4,478; Mr. Coy – 5,074; Ms. Pugh – 5,074; Mr. Rosenberry – 5,074; Mr. Snoke – 5,074; Mr. Tuckey – 2,717; Mr. Ward – 5,074; Mr. Zimmerman – 3,000; and Mr. Zullinger – 5,074. Mr. Zimmerman was awarded options under the Company’s Employee Stock Option Plan of 2000 with respect to his service as an Executive Officer of Orrstown Bank and not with respect to his service as a Director.

(3)	Based on an October 1, 2007 to September 30, 2008 plan year for the Directors Retirement Plan.

(4)	Consulting fees.

(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings for Mr. Zullinger includes a $14,090 increase in the net present value of his accrued benefit under the Directors Retirement Plan, plus a $7,563 calendar year increase in the net present value of his accrued benefit under his “brick” plan.

Directors’ Fees. During 2008, each director of the Company was paid an annual retainer fee of $6,000 and each non-employee director of the Company received $700.00 for each meeting of the Company Board of Directors attended and $300.00 for each committee meeting attended, except that committee chairs received a fee of $400.00 for each committee meeting attended. Each director of Orrstown Bank was paid an annual retainer fee of $6,000.00 and each non-employee director of Orrstown Bank was paid a fee of $700.00 for each meeting attended. Non-employee directors of Orrstown Bank also received $300.00 for each committee meeting attended, except that committee chairs received a fee of $400.00 for each committee meeting attended. In addition, in 2008 the Chairman of the Board of Orrstown Bank received an annual fee of $13,000, the Vice Chairman received an annual fee of $11,000 and the Secretary received an annual fee of $10,000.

Deferred Compensation Plan. In 1995, the Company and Orrstown Bank established a non-qualified deferred compensation plan for directors. Participation in the plan is voluntary. Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, also participates in the Plan. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of Mr. Shoemaker, base salary. Those deferring compensation must begin withdrawals from the plan by age 75. The amounts deferred are invested in a rabbi trust with the trust department of Orrstown Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by Orrstown Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or its subsidiary bank. In 2008, Ms. Pugh deferred $37,500; Mr. Snoke deferred $12,400 and Mr. Ward deferred $24,000. Mr. Shoemaker did not make any deferrals in 2008.

Directors Retirement Plan. In 1998 Orrstown Bank established a director’s retirement plan which provides participating directors a $12,000 per year benefit (indexed for inflation by 4.00% per year until payments commence) for the lesser of ten years or the number of years served. This program encourages current directors to continue to serve as directors and enables the Bank to reward its long-serving directors for their valuable service. The amount of the increase in 2008 in the net present value of the accrued benefit under the plan is reported in the 2008 Director Compensation Table above.

Mr. Shoemaker also participates in the plan in his capacity as a director. Mr. Shoemaker’s plan agreement, however, provides for an annual benefit of $24,308 for a ten year period upon a termination of service as a director after reaching the normal retirement age of 65 specified in the agreement. The agreement further provides that if Mr. Shoemaker is serving as a director at the time of a change in control of the Company, he will begin to receive payments of the normal retirement benefit upon reaching age 65. The amount of the annual change in the net present value of Mr. Shoemaker’s accrued benefit under the plan is included in the amounts reported in the 2008 Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

In addition, Mr. Zullinger and six of Orrstown Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2007 is reported in the 2008 Director Compensation Table above. Under the brick plan, Mr. Zullinger’s annual benefit at age 65 would be $21,804. Mr. Zullinger’s total accrued benefit at December 31, 2008 was $83,189 and the vested amount of his annual benefit is $13,427.

Non-Employee Director Stock Option Plan of 2000. On January 27, 2000, the Board of Directors of the Company approved the Orrstown Financial Services, Inc. Non-Employee Director Stock Option Plan of 2000. The Directors’ Option Plan is a formula plan under which options to purchase shares of Company Common Stock are granted each year to directors in office on April 1. The number of options granted each year is based on the Company’s return on average tangible equity for the most recent fiscal year. All options have a term of 10 years from the regular grant date, are fully exercisable from the regular grant date and have an exercise price equal to the “fair market value” of Company Common Stock as of the date of the grant of the option. As long as shares of Company Common Stock are traded over-the-counter and quotations for the shares appear on the NASD’s OTC Bulletin Board service, “fair market value” will mean the average of the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the date of the grant of the option. If no bid or no offer quotations are available during the 10 day pricing period, then “fair market value” will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. If a director “retires,” the options previously granted to the director will expire at their scheduled expiration date. If a director’s service as a director terminates for any other reason, the options previously granted to the director will expire six months after the date of termination of service unless scheduled to expire sooner. In April 2008, each director, except for Messrs. Shoemaker and Zimmerman, was granted an option covering 492 shares of Company Common Stock at an exercise price of $30.44 per share.

Information About Executive Officers

In addition to Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and Orrstown Bank, and Peter C. Zimmerman, Executive Vice President of the Company and Executive Vice President and Senior Operations Officer of Orrstown Bank, each of whom also serves as a Director of the Company, the Executive Officers of the Company and Orrstown Bank are:

Jeffrey W. Embly – age 38; Executive Vice President of the Company; and Executive Vice President and Chief Commercial Officer of Orrstown Bank.

Philip E. Fague – age 49; Executive Vice President and Treasurer of the Company; and Executive Vice President and Chief Retail Officer of Orrstown Bank.

Barbara E. Brobst – age 50; Senior Vice President and Senior Trust Officer of Orrstown Bank.

Bradley S. Everly – age 58; Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company; and Senior Vice President and Chief Financial Officer of Orrstown Bank.

Jeffrey S. Gayman – age 36; Senior Vice President and Chief Sales & Service Officer of Orrstown Bank.

Benjamin S. Stoops – age 57; Senior Vice President and Chief Technology Officer of Orrstown Bank.

Stephen C. Caldwell – age 60; Vice President and Director of Human Resources of Orrstown Bank.

Mark G. Bayer – age 46; Vice President and Director of Marketing of Orrstown Bank.

Compensation Discussion and Analysis

In this section we provide an overview and analysis of our executive compensation programs and policies, the material decisions we have made under those programs and policies and the material factors that we considered in making those decisions.

Executive Compensation Objectives and Philosophy. The Company’s compensation and benefits programs and policies are intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. A significant amount of compensation is dependent upon Company performance and individual contribution to Company success. Our goal is for our executive officers to prosper when the Company prospers, but for them to realize less personal income if the Company is less successful.

Compensation Structure. We compensate our executive officers through a combination of base salary, annual cash incentives, stock options and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. A portion of annual cash bonuses are linked to annual Company performance in order to incent and reward such performance and a portion of annual cash bonuses are paid to incent and reward annual individual contributions to Company performance. Stock options are awarded annually to further link annual compensation to annual Company performance, but also to link the compensatory interests of executive officers to the interests of shareholders in the long term success and growth of the Company. Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area. We also provide our executive officers with certain supplemental retirement programs on a basis competitive within the industry.

At the Annual Meeting of Shareholders of the Company held in May 2008, Mr. Shoemaker announced that he would retire as President and Chief Executive Officer of the Company and the Bank immediately following the Annual Meeting of Shareholders of the Company to be held in 2009. The Company and the Bank entered into an Executive Employment Agreement with Mr. Shoemaker at that time providing for a three year term beginning with his retirement as President and Chief Executive Officer, pursuant to which Mr. Shoemaker would continue to serve the Company and the Bank as President Emeritus and as President of the Orrstown Bank Foundation. Orrstown Bank has not entered into any formal employment or severance agreement with any of the other executive officers named in the 2008 Summary Compensation Table below. It has, however, entered into certain salary continuation, officer group term replacement plan and change in control agreements with the named executive officers described in greater detail below.

Determination of Compensation. The Executive Committee of the Board of Directors of Orrstown Bank conducts a full review in the fall of each year of the Bank’s executive compensation programs and is responsible for making recommendations to the Bank’s Board of Directors. The Bank’s Board of Directors considers and acts on upon such recommendations at its December meeting.

Base Salary. The Executive Committee determines base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm, and SNL Financial, an information and research firm serving the financial services industry with an emphasis on publicly traded banking companies from its headquarters in Charlottesville, Virginia. Using the median as a starting point, the Executive Committee recommends annual changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor. Consistently with this practice and policy, the Executive Committee recommended and Bank’s Board of Directors approved at its December meeting increasing base salaries in 2009 to $300,000 for Mr. Shoemaker; $150,000 for Mr. Everly; $175,000 for Mr. Fague; $175,000 for Mr. Embly; and, $132,000 for Ms. Brobst.

Cash Bonuses. As noted above, a portion of annual cash bonuses are linked to annual Company performance and a portion are related to annual individual contributions to Company performance. As a guide for determining the amount of cash bonus to be awarded to an executive officer, the Executive Committee refers to Orrstown Bank’s Executive Incentive Plan, established in 1998. The purpose of the Plan is to support and promote the pursuit of the Bank’s organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees based upon the percentage increase in earnings for the year, which is given a 75% weighting, and the percentage increase in funds (deposits and short-term purchased funds) for the year, which is given a 25% weighting. The resulting percentage factors are then added together, resulting in a bonus percentage factor to be applied to an executive’s salary to determine the amount of his or her bonus. For example, a 10% increase in earnings and a 20% increase in funds would result in a 12.5% bonus percentage factor (10% x .75 = 7.5%, 20% x .25 = 5%; 7.5% + 5% = 12.5%). Assuming a base salary of $100,000, the amount of the bonus would be $12,500. Under the Plan, the Bank will pay out 50% of the bonus amount in the year to which the bonus relates, 25% in the next year and 25% in the second year. Thus, the amounts reported below in the 2008 Summary Compensation Table as paid in 2008 pursuant to the Executive Incentive Plan include 50% of the bonus amount earned in 2008, 25% of the bonus amount earned in 2007 and 25% of the bonus amount earned in 2006. The bonus amounts as to which payment is deferred to subsequent years are not vested and may be forfeited by an employee whose employment with the Bank is terminated prior to payment of the deferred amounts. In addition, in 2006, 2007 and 2008, the Board of Directors determined, within its discretion under the Plan, to actually fund bonuses under the Plan at the rate of 50% of the bonus amount calculated pursuant to the principles described above. The Executive Committee and the Board of Directors have complete discretion as to whom bonuses will be awarded under the Plan. In addition, the Executive Committee and the Board of Directors have further discretion to award cash bonuses in addition to amounts calculated pursuant to the Plan where individual contributions to Company performance merit further reward. Thus, the amounts reported as bonus in the Summary Compensation Table reflect amounts that the Executive Committee and the Board of Directors believe appropriately reward individual contributions to total Company performance.

Stock Options. On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted the Employee Stock Option Plan of 2000. The Stock Option Plan was ratified by the shareholders at the 2000 Annual Meeting. The purpose of the Stock Option Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company; assist the Company to attract, retain and motivate key personnel with experience and ability; and link employees receiving stock options directly to shareholder interests through increased stock ownership.

The Executive Committee, on behalf of the Board of Directors, administers the Stock Option Plan, and determines the number of shares to be covered by each option, the term of the option, the period of time for options to vest after grant, if any, and other terms and limitations applicable to the exercise of the option. All options awarded under the Stock Option Plan are exercisable at an option price equal to the “fair market value” of the Company’s common stock at the date of grant of the option. As long as shares of Company common stock are traded over the counter and quotations for the shares appear on the NASD’s OTC Bulletin Board service, “fair market value” shall mean the average of the daily high bid and low offer quotations for shares of Company common stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the relevant date. If no bid or no offer quotations are available during the 10 day pricing period, then “fair market value” will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. Grants to officers of the Company and other key employees are based on criteria established by the Executive Committee including, past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Executive Committee has total discretion over the number of shares covered by option grants. Option awards covered a larger number of shares in years prior to 2006, principally because changes in generally accepted accounting principles, that became effective in 2006, now require the Company to expense option awards when granted.

401(k) and Profit Sharing Plan. Orrstown Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to 3 percent of an employee’s annual compensation. In addition, the Bank maintains a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on the Bank’s performance and are at the discretion of the Bank’s Board of Directors. Substantially all of the Bank’s employees are covered by the plan. The Bank’s contribution to the plan on behalf of all participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than 15 percent of compensation otherwise paid during the taxable year to all employees under the profit sharing plan.

Deferred Compensation and Supplemental Benefit Programs. Orrstown Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

Orrstown Bank has established salary continuation plans for certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table below, in order to provide them with supplemental retirement income. The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

Orrstown Bank also has established an officer group term replacement plan for the benefit of Messrs. Shoemaker, Everly and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (not to exceed the net coverage purchased).

As noted above in connection with Director Compensation, Mr. Shoemaker also participates in the non-qualified deferred compensation plan for directors, but did not make any deferrals pursuant to that plan in 2008.

Compensation Committee Report

We, the members of the Executive Committee of the Board of Directors of Orrstown Bank, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Executive Committee:

Jeffrey W. Coy, Chair

Kenneth R. Shoemaker

Denver L. Tuckey

Joel R. Zullinger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2008 for services rendered in all capacities by our principal executive officer, principal financial officer and for each and up to three other executive officers who received total compensation in excess of $100,000.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($) (See Table Below)	Total ($)
Kenneth R. Shoemaker President & Chief Executive Officer	2008 2007 2006	270,000 249,711 235,000	100,000 65,000 60,000	— — —	15,712 15,840 19,170	— — —	171,533 159,434 169,424	71,834 65,076 62,162	629,079 555,061 545,756

Bradley S. Everly, Senior Vice President & Chief Financial Officer	2008 2007 2006	146,000 138,865 132,000	15,000 20,000 23,000	— — —	12,570 12,672 19,170	— — —	21,579 35,151 100,738	21,812 25,470 24,175	216,961 232,158 299,083

Philip E. Fague, Executive Vice President & Chief Retail Officer	2008 2007 2006	165,000 157,846 150,000	30,000 25,000 25,000	— — —	12,570 12,672 19,170	— — —	19,204 21,766 12,437	30,077 28,727 27,242	256,851 246,011 233,849

Jeffrey W. Embly, Executive Vice President & Chief Commercial Officer	2008 2007 2006	165,000 144,856 137,500	30,000 25,000 25,000	— — —	12,570 12,672 19,170	— — —	11,824 11,942 4,769	29,959 26,329 24,750	249,353 220,799 211,189

Barbara E. Brobst, Senior Vice President & Senior Trust Officer	2008 2007 2006	127,000 120,885 115,000	18,000 17,500 14,000	— — —	8,642 8,712 12,780	— — —	19,844 19,972 8,003	23,038 21,760 20,700	196,524 188,829 170,483

(1)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FAS 123R. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used in determining the Black-Scholes value are set forth in the 2008 Grant of Plan Based Annuals Table below.

(2)	Based on an October 1 to September 30 plan year under executive officer Salary Continuation Agreements and, for Mr. Shoemaker only, also includes the annual change in the net present value of his accrued benefit under his Directors Retirement Plan (described below in the Compensation of Directors section) for corresponding plan years.

As indicated in the 2008 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.

The compensation represented by the amounts for 2008 set forth in the All Other Compensation Column are detailed in the following table.

2008 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Directors Fees ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans	Total ($)
Kenneth R. Shoemaker	2008 2007 2006	10,226 10,582 10,650	12,000 13,000 11,000	1,008 975 912	48,600 40,519 39,600	71,834 65,076 62,162

Bradley S. Everly	2008 2007 2006	— — —	— — —	532 474 415	26,280 24,996 23,760	26,812 25,470 24,175

Philip E. Fague	2008 2007 2006	— — —	— — —	339 277 242	29,738 28,450 27,000	30,077 28,727 27,242

Jeffrey W. Embly	2008 2007 2006	— — —	— — —	259 255 —	29,700 26,074 24,750	29,959 26,329 24,750

Barbara E. Brobst	2008 2007 2006	— — —	— — —	178 — —	22,860 21,760 20,700	23,038 21,760 20,700

Except as to Mr. Shoemaker in 2008, 2007 and 2006, the total value of perquisites and personal benefits for a named executive officer is less than $10,000. In 2008, 2007 and 2006 perquisites and personal benefits for Mr. Shoemaker consisted of country club dues and automobile allowance.

Directors fees paid to Mr. Shoemaker are described above in connection with Directors Compensation generally. In 2006, the Company and Orrstown Bank discontinued their prior practices of paying meeting fees to employee directors, but continued to pay annual retainer fees to such directors.

The reported insurance premiums are the premiums paid by the Bank in connection with the officer group term replacement plans for the named executive officers described above in the Compensation Discussion and Analysis.

The Company fully funded its contribution to the profit sharing plan in each of the years indicated at 15 percent of compensation otherwise paid to all employees under the plan.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Kenneth R. Shoemaker	07/15/08	3,200	30.01	15,712
Bradley S. Everly	07/15/08	2,560	30.01	12,570
Philip E. Fague	07/15/08	2,560	30.01	12,570
Jeffrey W. Embly	07/15/08	2,560	30.01	12,570
Barbara E. Brobst	07/15/08	1,760	30.01	8,642

(1)	The awarded stock options were fully vested and immediately exercisable on the grant date. The options have a term of 10 years and will expire July 15, 2018, if not sooner exercised. The options may be exercised upon full payment of the exercise price in cash, by the surrender of certificates representing shares which already have been owned by the executive officer for more than 6 months and valued at their fair market value as defined by the Plan, or in a combination of stock and cash. Options may not be exercised for less than 100 shares unless the total number of shares then available for exercise under the award is less than 100.

(2)	The exercise price is equal to the “fair market value” of Company common stock as of the grant date, defined by the Company’s Employee Stock Option Plan of 2000 as the average of the daily high bid and low offer quotations for shares of the Company’s common stock reported through the NASD’s OTC Bulletin Board service for the 10 trading days immediately preceding the grant date.

(3)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FAS 123R. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer will realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following assumptions were used for the options awarded in 2008: (i) stock price volatility represents the standard deviation in stock prices for Company common stock during the 12 month period prior to grant of the option (21.24%); (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company common stock over the same period (2.93%); (iii) the risk-free rate of return represents the average monthly yield on US Treasury Notes maturing within 5 years after the date of grant (3.27%); and (iv) an expected time of exercise of five years.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Kenneth R. Shoemaker	3,200	30.01	7/15/2018
	4,000	32.02	7/09/2017
	3,150	36.11	6/22/2016
	7,350	40.14	6/23/2015
	9,922	36.92	6/24/2014
	9,261	24.72	6/26/2013
	9,261	19.00	6/27/2012
	6,400	16.50	6/28/2011
Bradley S. Everly	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,410	36.92	6/24/2014
	3,307	24.72	6/26/2013
	2,892	19.00	6/27/2012
	2,429	16.50	6/28/2011
	4,861	15.43	6/22/2010
Philip E. Fague	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,961	36.92	6/24/2014
	4,961	24.72	6/26/2013
	5,208	19.00	6/27/2012
	4,861	16.50	6/28/2011
	1,239	15.43	6/22/2010
Jeffrey W. Embly	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,410	36.92	6/24/2014
	4,410	24.72	6/26/2013
	4,630	19.00	6/27/2012
	4,861	16.50	6/28/2011
Barbara E. Brobst	1,760	30.01	7/15/2018
	2,200	32.02	7/09/2017
	2,100	36.11	6/22/2016
	3,150	40.14	6/23/2015
	2,756	36.92	6/24/2014
	2,756	24.72	6/26/2013
	2,892	19.00	6/27/2012
	2,429	16.50	6/28/2011
	1,214	15.43	6/22/2010

2008 OPTION EXERCISES AND STOCK VESTED TABLE

No options were exercised by any of the named executive officers during 2008.

2008 PENSION BENEFITS TABLE

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kenneth R. Shoemaker	Salary Continuation Agreement	919,806	—
Bradley S. Everly	Salary Continuation Agreement	307,332	—
Philip E. Fague	Salary Continuation Agreement	97,173	—
Jeffrey W. Embly	Salary Continuation Agreement	32,756	—
Barbra E. Brobst	Salary Continuation Agreement	54,973	—

A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control”.

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements. Orrstown Bank has entered into Salary Continuation Agreements with certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table. The Agreements provide each executive officer with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control.

Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability.

Under the Agreements the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary.

In 2006, the Bank determined that due to changes over the years in the levels of annual salaries and changes in anticipated retirement ages for certain executive officers, the amounts of the benefits that would be payable under the Salary Continuation Agreements, when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans, would not be sufficient to provide such executive officers with retirement income equal to 70 percent of their anticipated final annual salaries. Accordingly, the Bank re-projected annual final salaries for Messrs. Shoemaker, Everly and Fague from their annual salaries at October 1, 2005 at an annual rate of increase of 4 percent based upon normal retirement ages of 62 for Messrs. Shoemaker and Everly and 65 for Mr. Fague. In addition, the discount rate was changed from 7.5 percent to 6.0 percent. The result of these changes was to significantly increase the amount of the net present value of the accrued benefit for Messrs. Shoemaker and Everly for the 2006 plan year in relation to prior years, and to increase the amounts of the annual normal retirement benefits payable to Mr. Shoemaker from $80,000 at age 62 to $100,000 at age 62; to Mr. Everly from $56,000 at age 65 to $62,000 at age 62; and to Mr. Fague from $25,000 at age 62 to $73,000 at age 65. The Bank entered into a Salary Continuation Agreement with Mr. Embly in 2006, providing for an annual normal retirement benefit of $90,000 at age 65, projecting a final annual salary from his annual salary at October 1, 2005 at an annual rate of increase of 4 percent and a discount rate of 6.0 percent. The Bank entered into a Salary Continuation Agreement with Ms. Brobst in 2006, providing for an annual normal retirement benefit of $60,000 at age 65, projecting a final annual salary from her annual salary at October 1, 2005 at an annual rate of increase of 4 percent and a discount rate of 6.0 percent.

In the event of an early termination separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarily reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit.

In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period commencing within 60 days after receipt by the Bank of the officer’s death certificate. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he survived.

Benefits under the Agreements will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Change in Control Agreements. On May 13, 2008, the Company and the Bank entered into Change in Control Agreements with Messrs. Shoemaker, Everly, Fague and Embly. The terms and conditions of the Change in Control Agreements are the same for each executive, except for the respective amounts of the cash compensation and the terms for which the

Company and the Bank will continue to provide the executives with health and welfare benefits. The Change in Control Agreements provide that the Company and the Bank are to pay to the executives the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that an executive’s employment is terminated by the Company or Bank without good cause or by the executive for good reason within two (2) years after the occurrence of a change in control.

The Change in Control Agreements define “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Company and the Bank will have “good cause” to terminate an executive’s employment if the executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.

The executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the executive’s responsibility or authority; (b) assigns to the executive duties inconsistent with his office; (c) reassigns the executive, without his consent, to a principal place of employment which is more than fifty (50) miles from the executive’s principal place of employment immediately preceding the termination of employment; (d) reduces the executive’s annual base salary; (e) fails to provide the executive with health and welfare benefits as favorable as those enjoyed by the executive prior to the termination of employment, or (f) requires the executive to travel in the performance of his duties for a significantly greater period of time than was required of the executive during the year preceding the change in control.

The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the executive cash compensation in an amount equal to a specified multiple of (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment occurs. For Mr. Shoemaker the multiple is 2.99 times; for Messrs. Fague and Embly the multiple is 2 times; and for Mr. Everly the multiple is 1.5 times. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For Mr. Shoemaker the term is three years; for Messrs. Fague and Embly the term is two years; and for Mr. Everly the term is one and one-half years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependants will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreements also provide that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.

The Change in Control Agreement entered into among the Company, the Bank and Mr. Shoemaker supersedes and replaces, in its entirety, the January 23, 1997 Change in Control Agreement among the Company, the Bank and Mr. Shoemaker.

The following table summarizes potential change in control benefits for each of the named executive officers. For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2008.

Name	Cash Benefit Under Change in Control Agreement ($)	Cash Benefit Under Salary Continuation Agreement ($)(1)	Cash Benefit Under Directors Retirement Plan ($)(2)	General Health and Welfare Benefits(3)	Total Benefits ($)(4)
Kenneth R. Shoemaker	1,106,300	919,806	19,531	33,532	2,079,169
Bradley S. Everly	241,500	307,332	—	13,312	562,144
Philip E. Fague	390,000	97,173	—	1,632	488,805
Jeffrey W. Embly	390,000	32,756	—	30,972	453,728
Barbara E. Brobst	—	54,973	—	—	54,973

(1)	Present value of accumulated benefit under Salary Continuation Agreement. Benefit payable over a 15 year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Present value of accumulated benefit under Director’s Retirement Plan. Benefit payable over a 10 year period upon director reaching normal retirement age specified in the director’s respective agreement

(3)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.

(4)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

Independent Certified Public Accountants

The Board of Directors again has selected Smith Elliott Kearns & Company, LLC, as the Company’s independent certified public accountants for 2009. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2008 and 2007 are set forth below:

	2008	2007
Audit Fees	$75,350	$71,250
Audit Related Fees	5,405	0
Tax Fees	1,695	1,145

TOTAL	$82,450	$72,395

Audit Fees for 2008 and 2007 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls, and in the review of the Company’s Annual Report on Form 10-K.

Audit Related Fees for 2008 were for professional services rendered in connection with certain regulatory reporting requirements.

Tax Fees for 2007 were for assistance in the preparation of IRS Forms 5500 relating to the Company’s employee benefit plans and, in 2008, in responding to IRS inquiries regarding estimated tax payments.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. The Annual Report on Form 10-K also is available at www.orrstown.com.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Barbara E. Brobst and Wilma M. Rosenberry, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Orrstown Financial Services, Inc. Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 5, 2009, at 9:00 A.M., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all three nominees for director to Class C and will vote in accordance with the directions of the Board of Directors on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example    ☒

Proxy Item 1 – Election of three directors to Class C to serve for a three (3) year term. Nominees: Anthony F. Ceddia, Andrea Pugh, Kenneth R. Shoemaker.

FOR all nominees listed herein	WITHHOLD AUTHORITY
(except as withheld) in space provided	to vote for all nominees listed herein

☐	☐

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated: , 2009

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 5, 2009.

The Notice of Annual Meeting, Proxy Statement and the Company’s Annual Report on Form 10-K are available at:

www.orrstown.com